LIVE ENTERTAINMENT INC.
                             15400 SHERMAN WAY
                                 SUITE 500
                        VAN NUYS, CALIFORNIA  91406


                                             DATE:  As of December 31, 1994

Mr. Ronald B. Cushey
c/o LIVE Entertainment Inc.
15400 Sherman Way
Suite 500
Van Nuys, California  91406

     Re:  Employment Agreement

Dear Mr. Cushey:

     When executed by you ("Employee") and by a duly authorized representative of LIVE Entertainment Inc., a Delaware corporation
("Company"), this letter will set forth the terms and conditions of Employee's employment.

1.   Services

     1.1 Employment. Company employs Employee during the Term (as hereinafter defined) to serve as Executive Vice President/Chief Financial Officer of Company, and to render such other services ("Services") as Company or corporations controlled by, under common control with or controlling, directly or indirectly, Company ("Company's Affiliates"), may from time to time reasonably request which are consistent with the duties Employee is to perform. Employee shall comply with all of the reasonable and customary employment policies of Company and its Affiliates. The Services shall be generally performed at the principal offices of Company, currently in Van Nuys, California. In addition, the Services may be performed by Employee from time to time on a temporary travel basis at such other locations as Company shall reasonably request consistent with its reasonable business needs. Employee agrees to perform such Services in a competent and professional manner, consistent with the skills to be possessed by a senior officer in Company's business.

     1.2 Reporting Requirements. Employee shall report to the Chief Executive Officer of Company.

     1.3 Ownership of Properties. Company, as employer, shall own, and Employee hereby transfers and assigns to Company, all rights in and to any material and/or ideas written, suggested or submitted by Employee during the Term and all other results and proceeds of the Services ("Properties"). Company and its licensees and assigns shall have the right to adapt, change, revise, delete from, add to and/or rearrange the Properties or any part thereof written or submitted by Employee and to combine the same with other works to any extent, and to change or substitute the title thereof and in this connection Employee hereby waives any so-called "moral rights" of authors. Employee agrees to execute and deliver to Company such assignments or other instruments as Company may require from time to time to evidence its ownership of the results and proceeds of Employee's services; provided, however, that nothing in this Section 1.3 shall be deemed in any manner to restrict or qualify Employee's ownership or right to exploit Employee's personal memoirs.

     1.4  Term/Exclusivity

          1.4.1 The Term of this Agreement shall commence on the date hereof and shall end on December 31, 1996 unless extended or sooner terminated in accordance with the provisions of this Agreement (the "Term").

          1.4.2 The Services shall be rendered on a full time basis during normal working hours and all services of Employee shall be exclusive to Company. Employee acknowledges that Employee's performances and services hereunder are of a special, unique, unusual, extraordinary and intellectual character which gives them peculiar value, the loss of which cannot be reasonably or adequately compensated in an action at law for damages and that a breach by Employee of the terms hereof (including without limitation this Section 1.4 and Section 1.5) will cause Company irreparable injury. Employee agrees that Company is entitled to injunctive and other equitable relief to prevent a breach or threatened breach of this Agreement, which shall be in addition to any other rights or remedies to which Company may be entitled.

          1.4.3 During the term of this Agreement and of Employee's employment by Company (the "Restricted Period"), Employee shall not, directly or indirectly, (i) engage in any business for his own account which is competitive with the businesses of Company or Company's Affiliates (collectively, "Competitive Business") so long as Company or Company's Affiliates (as the case may be) continue to engage in such business; (ii) enter the employ of, or render any services to, any person engaged in a Competitive Business; (iii) become interested in a Competitive Business in any capacity, including, without limitation, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or (iv) induce any customer or supplier of Company or Company's Affiliates to terminate its relationship with Company or Company's Affiliates (as the case may be). Notwithstanding anything to the contrary, Employee may acquire and/or retain, solely as an investment, and take customary actions to maintain and preserve Employee's ownership of:

               A.   securities of any corporation which are
registered under Sections 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and which are publicly traded, as long as Employee is not part of any control group of such corporation; and

               B.   any securities of a partnership, trust,
corporation or other person so long as Employee remains a passive investor in that entity and does not become part of any control group thereof (except in a passive capacity) and so long as such entity is not, directly or indirectly, in competition with Company or its Affiliates.

     1.5 Confidentiality. Employee acknowledges that his Services will, throughout the Term, bring Employee into close contact with many confidential affairs of Company and its Affiliates, including information about costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, technical processes and other business affairs and methods and other information not readily available to the public, and plans for future development. Employee further acknowledges that the businesses of Company and its Affiliates are international in scope, that their products are marketed throughout the world, that Company and its Affiliates compete in nearly all of their business activities with other organizations which are or could be located in nearly any part of the world and that the nature of Employee's Services, position and expertise are such that he is capable of competing with Company and its Affiliates from nearly any location in the world. In recognition of the foregoing, Employee covenants and agrees:

          1.5.1 that Employee will keep secret all material confidential matters of Company and its Affiliates which are not otherwise in the public domain and will not intentionally disclose them to anyone outside of Company or its Affiliates, either during or after the Term, except with Company's written consent and except for such disclosure as is necessary in the performance of Employee's duties during the Term; and

          1.5.2 that Employee will deliver promptly to Company on termination of the Term or at any other time Company may so request, at Company's expense, all confidential memoranda, notes, records, reports and other documents (and all copies thereof) relating to Company's and its Affiliates' business, which Employee obtained while employed by, or otherwise serving or acting on behalf of, Company, or which Employee may then possess or have under his control.

2.   Compensation

     As compensation and consideration for all Services provided by Employee during the Term pursuant to this Agreement, Company agrees to pay to Employee the compensation set forth below.

     2.1 Fixed Annual Compensation. Fixed Annual Compensation in the amount of no less than One Hundred Ninety Thousand Dollars ($190,000). Employee's Fixed Annual Compensation shall be payable in equal installments on Company's regular pay dates following commencement of the Term.

     2.2 Incentive Compensation. Employee shall be eligible to participate in Company's discretionary Corporate Bonus Program, as determined, modified and published by Company from time to time
("Incentive Compensation").

     2.3 Stock Options. Upon (a) approval by the Stock Option Committee of the Board of Directors of Company, and (b) Employee's execution of the stock option agreement referred to hereinafter in this Section 2.3, as a special inducement to Employee, Company will grant to Employee options to acquire 5,000 shares of Company's common stock at the price per share equal to the average of the bid and asked prices of Company's Common Stock on the OTC Bulletin Board at the closing of the market on the date of this Agreement (the "Options"), with such Options to vest as follows:

          (i)  2,500 Options will vest on December 31, 1995; and
          (ii) 2,500 Options will vest on December 31, 1996;

The Options will be subject to such additional terms and conditions as may be set forth in Company's 1988 Stock Option and Stock
Appreciation Rights Plan, as amended (the "Option Plan"), as well as the form of stock option agreement as may be adopted by Company's Board of Directors or the Stock Option Committee thereof from time to time pursuant to the Option Plan.

     2.4 Vacation Benefits. During each year of the Term, Employee shall be entitled to a vacation of three (3) weeks, without deduction of salary. Such vacations shall be taken at such time or times during the applicable year as may be determined by Employee subject to Company's business needs. Employee shall be entitled to take any unused portion of his paid vacation in any subsequent year of the Term, subject to Company's business needs and policy and consistent with applicable laws ("Vacation Benefits"). Notwithstanding the foregoing, Employee shall at no time have more than six (6) weeks of accrued vacation, and at such time as six (6) weeks of vacation are accrued by Employee, no additional vacation will accrue unless and until vacation time is taken and the amount of Employee's accrued vacation time becomes less than six (6) weeks. Any additional vacation period shall be determined by Company consistent with the general customs and practices of the Company applicable to its executives.

     2.5 Automobile Benefits. Until June 27, 1995 (the "Automobile Termination Date"), Company shall make available to Employee, by way of direct payment, the use of a 1990 Mercedes 300SL (the "Automobile") currently leased by Company and used by Employee (the "Automobile Benefits"). Until the Automobile Termination Date, Employee covenants and agrees that he shall operate the Automobile with "reasonable care." Employee agrees that Company shall retain title to the Automobile. On the Automobile Termination Date, Employee shall return the Automobile to Company. From and after the Automobile Termination Date, Company shall have no further obligation to provide the Automobile Benefits to Employee.

     2.6 Additional Benefits. Without limiting any other provision hereof, Employee shall be entitled to participate in any profit-sharing, pension, health, vacation, insurance or other plans, benefits or policies available to the employees of Company of similar stature and seniority on the terms generally applicable to such employees and will be entitled to reimbursement of his reasonable and customary business expenses incurred on behalf of Company or Company's Affiliates ("Additional Benefits"). Employee acknowledges that such benefits can change from time to time without notice to Employee, and Employee shall retain no residual rights in any superseded benefit plan.

     2.7 Extension of Term. Unless earlier terminated in accordance with the provisions hereof, the Term of this Agreement shall automatically be extended from and after December 31, 1996 unless and until the date that is three (3) months following Employee's receipt of written notice that Company desires to terminate Employee's employment hereunder (the "Period of Extension"), which notice may be given to Employee no sooner than September 30, 1996; provided, however, that at any time during the Period of Extension, Employee shall have the right, by giving written notice to Company, to elect to terminate his employment hereunder, without any obligation to Company, whereupon the Period of Extension shall end. During the Period of Extension, and during a period of three (3) months thereafter (i.e., the first three months following the end of Employee's employment hereunder), subject to the provisions of Section 3.4 below, Company shall continue to pay Employee's Fixed Annual Compensation, as well as provide Employee with health insurance benefits.

3.   Termination

     3.1  Termination by Company.

          3.1.1 Employee Material Breach. Company shall have the right, at its election, to terminate the Term, by written notice to Employee to that effect, only for "good cause" defined for this purpose to mean (i) material and repeated instances of misconduct or habitual inability to perform the Services, or violation of Company's published policies or procedures, (ii) a single act so grievous as to constitute the equivalent of such repeated instances (including, without limitation, theft, mis-

appropriation of Company's assets, or sexual harassment), (iii) unauthorized disclosure of confidential information related to customers, employees or general business strategies, or (iv) a material breach of any covenant, condition, agreement or term of this Agreement ("Employee's Material Breach") and only if Company shall have given written notice to Employee specifying the claimed cause or breach and, provided such breach is curable, Employee fails to correct the claimed breach or fails to alter the objectional pattern of conduct specified in the applicable written notice as soon as practical thereafter but no later than thirty
(30) days after receipt of the applicable notice or such longer time as may be reasonably required by the nature of the claimed breach. However, in no event shall a material breach of the provisions of Section 1.3, 1.5 or 3.1.1(i), (ii) or (iii) be subject to cure.

          3.1.2 Effect of Termination by Company. Should the Term be terminated by Company by reason of Employee's Material Breach, Employee shall have no right to any further Fixed Annual Compensation from and after termination, or to any Incentive Compensation or Additional Benefits accruing for the fiscal year of termination or thereafter.

     3.2  Termination by Employee.

          3.2.1 Company's Material Breach. Employee shall have the right, at his election, to terminate the Term by written notice to Company to that effect if Company shall have failed to substan-

tially perform a material condition or covenant of this Agreement, or if Company shall terminate Employee's employment or materially reduce Employee's job duties or responsibilities in the absence of Employee's Material Breach ("Company's Material Breach"); provided that, if such breach is curable, termination for Company's Material Breach will not be effective until Employee shall have given written notice specifying the claimed breach and Company fails to correct the claimed breach within thirty (30) days after the receipt of the applicable notice or such longer time as may be reasonably required by the nature of the claimed breach (but within ten (10) days, if the failure to perform is a failure to pay monies when due under the terms of this Agreement).

          3.2.2 Effect of Termination by Employee. Subject to the provisions of Section 3.4 below, should Employee terminate the Term due to Company's Material Breach, Company shall pay to Employee or provide Employee with:

          (i) Employee's Fixed Annual Compensation for the remainder of the Term, paid in equal installments on Company's regular pay dates during the term of such payments, and

          (ii) Health insurance for the remainder of the Term.

In addition, all Options shall vest on the date of termination. Employee shall also receive such Incentive Compensation as has been accrued through the date of termination, and, to the extent that the accrued vacation pay of Employee as of the date of termination exceeds the amount of Employee's Fixed Annual Compensation for the remainder of the Term, Employee shall also receive an amount equal to such excess. All other benefits shall cease on the date of termination of employment, except as otherwise required by law.

          Except with regard to a termination of the Term by reason of Employee's Death or Disability (as both terms are defined in Section 3.3), should Employee terminate the Term other than for Company's Material Breach, such termination shall be treated as a termination by Company for Employee's Material Breach.

     3.3  Employee's Death or Disability.

          3.3.1 Death. The Term shall immediately terminate upon Employee's death as certified in accordance with the provisions of California law ("Death").

          3.3.2 Disability. In the event that during the Term Employee becomes unable to perform the Services as a result of his permanent or temporary, total or partial, physical or mental disability (as defined in Company's disability insurance policy, if any) ("Disability"):

               3.3.2.1   the Fixed Annual Compensation otherwise
payable during the Disability Period (as herein defined) shall nevertheless be payable on the terms set forth herein to Employee as a disability benefit ("Disability Benefit");

               3.3.2.2 any disability insurance proceeds actually received by Employee during the Disability Period with respect to such Disability shall reduce on a dollar-for-dollar basis the Disability Benefit otherwise payable by Company during the Disability Period pursuant to this Section 3.3.2; and

               3.3.2.3   Company shall not have the right
(notwithstanding any other provision of this Agreement to the contrary) to terminate the Term due to such Disability prior to the expiration of the Disability Period.

As used herein, the term "Disability Period" shall have such meaning as shall be defined in Company's disability insurance policy in effect as of the date hereof, and if no such policy is in effect it shall mean the period commencing on the first day of the calendar month following the month during which such Disability occurs and ending on the first to occur of the following: (i) the expiration of the Term; (ii) if the Disability is continuous throughout the six (6) consecutive months following the month during which the Disability occurs, then the last day of such sixth consecutive calendar month; and (iii) if the Disability is intermittent and shall exist throughout each of any twelve (12) calendar months following the month during which the Disability occurs, then the last day of such twelfth calendar month. Company shall have the right to terminate the Term at the expiration of the Disability Period if and only if the Disability of Employee is then continuing.

          3.3.3     Effect of Death or Disability.

               (a)  Fixed Annual Compensation and Additional
Benefits: Should the Term be terminated in accordance with the provisions of Sections 3.3.1 or 3.3.2 by reason of Employee's Death or Disability, Employee or his estate (as the case may be) shall have no right to any further Fixed Annual Compensation, any Incentive Compensation, any Additional Benefits or any other sums or benefits accruing to Employee hereunder, except as otherwise required by law; provided, however, that the sums identified in
Section 3.3.2 and Section 3.3.3(b) shall be paid to Employee on the terms set forth therein.

               (b) Incentive Compensation and Options: Should the Term be terminated in accordance with the provisions of Sections
3.3.1 or 3.3.2 by reason of Employee's Death or Disability, Employee or his estate (as the case may be) shall be entitled to receive such Incentive Compensation that shall have accrued during that portion of the fiscal year prior to such Death or Disability. All Options shall vest on the date of termination by reason of Employee's Death or Disability, and Employee's estate shall be entitled to exercise all Options which have vested on or prior to the date of termination by reason of Employee's Death.

     3.4 Mitigation. Employee agrees that if Employee furnishes his services for other engagements or employment after termination hereunder, the total compensation actually earned by Employee together with any welfare or other benefits earned by Employee shall reduce any amounts and benefits which Company would otherwise be required to pay or provide to Employee. Employee agrees that he shall give written notice to Company (promptly after accepting employment or furnishing his services after termination of his employment with Company) of any amounts earned (or to be earned) by Employee and any benefits provided (or to be provided) to Employee pursuant to his new employment arrangement.

4.   General

     4.1 Applicable Law Controls. Nothing contained in this Agreement shall be construed to require the commission of any act contrary to law and wherever there is any conflict between any provisions of this Agreement and any material statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, then the latter shall prevail; provided, however, that in any such event the provisions of this Agreement so affected shall be curtailed and limited only to the extent necessary to bring them within applicable legal requirements, and provided further that if any obligation to pay the Fixed Annual Compensation or any other amount due Employee hereunder is so curtailed, then such compensation or amount shall be paid as soon thereafter, either during or subsequent to the Term, as permissible.

     4.2 Waiver/Estoppel. Either party hereto may waive the benefit of any term, condition or covenant in this Agreement or any right or remedy at law or in equity to which either party may be entitled but only by an instrument in writing signed by the party to be charged. No estoppel may be raised against either party except to the extent the other party relies on an instrument in writing, signed by the party to be charged, specifically reciting that the other party may rely thereon. The parties' rights and remedies under and pursuant to this Agreement or at law or in equity shall be cumulative and the exercise of any rights or remedies under one provision hereof or rights or remedies at law or in equity shall not be deemed an election of remedies; and any waiver or forbearance of any breach of this Agreement or remedy granted hereunder or at law or in equity shall not be deemed a waiver of any preceding or succeeding breach of the same or any other provision hereof or of the opportunity to exercise such right or remedy or any other right or remedy, whether or not similar, at any preceding or subsequent time.

     4.3 Notices. Any notice which Company is required or may desire to give to Employee hereunder shall be in writing and may be served by delivering it personally to Employee, or by sending it to Employee by certified mail, return receipt requested, or by overnight courier service, at the address set forth on page 1 hereof, or such substitute address as Employee may from time to time designate by notice to Company. Any notice which Employee is required or may desire to serve upon Company hereunder shall be served in writing and may be served by delivering it personally or by sending it by certified mail, return receipt requested, or by overnight courier service, to the address set forth on page 1 hereof, attention of the Chief Executive Officer, or such other substitute address as Company may from time to time designate by notice to Employee.

     4.4 Governing Law. This Agreement shall be governed by, construed and enforced and the legality and validity of each term and condition shall be determined in accordance with the internal, substantive laws of the State of California applicable to agreements fully executed and performed entirely in California.

     4.5 Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     4.6 No Joint Venture. Nothing herein contained shall constitute a partnership between or joint venture by the parties hereto. Neither party shall hold itself out contrary to the terms of this Section. This Agreement is not for the benefit of any third party who is not referred to herein and shall not be deemed to give any right or remedy to any such third party.

     4.7 Modification/Entire Agreement. This Agreement may not be altered, modified or amended except by an instrument in writing signed by both of the parties hereto. No person, whether or not an officer, agent, employee or representative of either party, has made or has any authority to make for or on behalf of that party any agreement, representation, warranty, statement, promise, arrangement or understanding not expressly set forth in this Agreement or in any other document executed by the parties concurrently herewith ("Parol Agreements"). This Agreement and all other documents executed by the parties concurrently herewith constitute the entire agreement between the parties and supersede all express or implied, prior or concurrent, Parol Agreements and prior written agreements with respect to the subject matter hereof. The parties acknowledge that in entering into this Agreement, they have not relied and will not in any way rely upon any Parol Agreements.

     Please confirm your agreement to the foregoing by signing below where indicated.


Dated as of December 31, 1994                Very truly yours,

                                        LIVE ENTERTAINMENT INC.
                                        a Delaware corporation



                                        By:

                                             Roger A. Burlage
                                             President and Chief
                                             Executive Officer


AGREED AND ACCEPTED




RONALD B. CUSHEY